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              WHIRLPOOL CORPORATION ANNOUNCES FIRST PHASE GLOBAL
                             RESTRUCTURING ACTIONS

     BENTON HARBOR, Mich. - Jan. 31, 2001 - Whirlpool Corporation (NYSE: WHR) today announced the specific details of the first phase of its worldwide restructuring plan, which was discussed in its earnings release last week.

     The plan is designed to enhance Whirlpool's competitiveness and performance, as well as reinforce its capacity to invest in its brand building strategies.

     As previously announced, the first phase of the restructuring includes the elimination of more than 2,000 positions worldwide.

     In Latin America, the company plans to close its refrigerator manufacturing facility in Sao Bernardo, Brazil, resulting in the elimination of about 1,000 positions. The company plans to consolidate production of refrigerators in Brazil at its Joinville, Brazil, manufacturing facility.

     In Europe, the company plans to optimize production capacity for component operations and use targeted reductions in force elsewhere in the region to reduce its headcount by about 250 positions.

     In Asia, about 400 positions will be eliminated through the sale of facilities and the outsourcing of non-core operations in both India and China.

     In North America, about 300 positions have been eliminated through voluntary retirement and targeted reductions in force. Another 100 positions will be eliminated, primarily through the outsourcing of Whirlpool's spare-parts packaging operations.

     As previously announced, the company expects that this phase of the restructuring will result in a first quarter charge of approximately $75 million and will produce savings of about $35 million in 2001, increasing to about $50 million on an annualized basis.

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Whirlpool Corporation - add one
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     The restructuring, which will be implemented in phases on a quarter-by-
quarter basis, is expected to be completed within the next 12 to 18 months. In total, the restructuring plan is expected to result in pre-tax charges of between $300 million and $350 million and an annualized savings of between $225 million and $250 million. The plan is expected to eliminate up to 6,000 positions worldwide.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.WhirlpoolCorp.com.

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Media                                    Financial
Christopher Wyse                         Thomas Filstrup
616-923-3417                             616-923-3189
christopher_j_wyse@email.whirlpool.com   thomas_c_filstrup@email.whirlpool.com